Exhibit 99.2

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Dreyer’s 3Q 2003 Financial Results Conference Call
November 18, 2003

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Dreyer’s Grand Ice Cream Holdings, Inc. third-quarter 2003 earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. As a reminder, this conference is being recorded Tuesday, November 18, 2003.

I would now like to turn the conference over to Alberto Romaneschi, Chief Financial Officer for Dreyer’s Grand Ice Cream Holdings. Please go ahead, sir.

Alberto Romaneschi - Dreyer’s Grand Ice Cream Holdings — CFO

Thank you, Tricia. Good morning, and welcome to the Dreyer’s Grand Ice Cream Holdings third-quarter conference call. I am Alberto Romaneschi, Chief Financial Officer. Joining me this morning is Scott Webster, our Assistant Treasurer, and Vicki Randall, our Associate General Counsel.

This call marks the first time we will report on a full quarter of operations following the closing of our strategic transaction with Nestle. We’re very pleased to report that the integration of the two companies is well underway, and we are making very good progress toward realizing the benefits of the transaction.

The accounting complexities related to the merger transaction are still with us, and led directly to the additional time required to complete our Form 10-Q filing for this quarter. As we noted last quarter, we expect to return to a regular filing and reporting schedule in 2004. While the integration is progressing well, the transaction does affect our results, and will add more uncertainty to those results in the short term than might otherwise be the case.

This morning, I would like to review our third-quarter financials, talk about the progress of the integration so far, and discuss current sales and category trends. And obviously, we will take your questions.

Financials: As you probably know, the transaction was recorded under reverse acquisition accounting. While Dreyer’s Grand Ice Cream Holdings, which we will refer to as DGICH, is the reporting entity for SEC reporting purposes, and is the parent of both Dreyer’s Grand Ice Cream, which we will refer to as DGIC, and the Nestle Ice Cream Company, which we will refer to as NICC, NICC is deemed to have acquired Dreyer’s Grand Ice Cream for accounting purposes.

Comparability of operating results — This accounting treatment makes it very difficult to compare the results of the current quarter to the same quarter of 2002. The results that we have reported for the third quarter are for the combined operations of NICC and DGIC for the entire period. The

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results reported for the third quarter in 2002, however, are the results of NICC only. DGIC is not included in those results, since NICC is the deemed acquirer.

The comparability of the year-to-date results is similarly affected by the accounting method, and further complicated by the fact that DGIC and NICC used slightly different fiscal periods prior to the completion of the transaction. The 10-Q has an extensive discussion of the various effects of these accounting and timing differences.

The effects of reverse merger accounting and fiscal period differences will continue for the next three quarters. It will not be until the report for the third quarter of 2004 that quarterly results will be directly comparable with the prior year’s quarter.

That being said, I would like to turn to the operating highlights for the quarter.

Operating Highlights: Revenues increased by $334 million in the quarter versus last year, primarily from the addition of the Dreyer’s company brands and partner brand sales to the new combined entity. This accounted for all but $21 million of the increase.

The remainder of the increase is in “other revenues,” and reflects revenues from transitional manufacturing and distribution of brands divested to CoolBrands. We will continue to have these other revenues at some level, until those operations can be assumed by CoolBrands itself.

Operating expenses for the combined entity, DGICH, include cost of goods, SG&A, royalty expenses and other expenses. The press release discusses some of the difference between DGICH’s operating expenses in the third quarter of 2003 and those expenses for the NICC business in the third quarter of 2002.

Several non-recurring and merger-related expenses are included within these figures for the combined entity, including compensation and option accretion expenses related to the callable puttable common stock; settlement costs for various litigation; payroll tax expenses related to employee stock option exercises; and accelerated depreciation for manufacturing equipment and for computer equipment that is becoming obsolete.

There are also three significant non-recurring expenses in the quarter that are identified separately on the statement of operations. These include severance and retention expenses, professional fees related to the merger itself and the loss on the divestiture of certain distribution assets.

All these non-recurring and merger expenses — both those included within the operating expenses figures and those presented separately on the financial statement — affect EBIT, and caused it to be negative for the quarter. Without these non-recurring expenses, the combined-entity EBIT for the quarter would have been positive. Again, you can find detailed information on these items on the 10-Q.

With that, let’s move on to some comments about the integration activity to date.

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Integration Progress: The immediate goal of our integration effort is to improve the operating EBIT of the combined entity by accelerating sales growth while quickly removing any duplicative or non-essential activities from the cost structure. We have made great progress against these goals since the closing.

We have transitioned the divested brands, distribution assets and certain distribution staff to CoolBrands in markets across the U.S.

We have integrated the distribution operations of NICC into the Dreyer’s system in many key markets across the U.S. including, most recently, New York and Seattle. We have definitive plans to transition all markets by mid 2004.

We have initiated the restructuring of our manufacturing capability. We just announced the scheduled closing of our Union City, California production facility and the planned expansion of our production facilities located on the East and West Coasts.

And finally, the merger of DGIC and NICC presented us with a unique opportunity to assemble the most talented production, marketing, sales and distribution team in the industry, which are now well in place. I guess I should also mention finance. We have a few very good vanilla bean counters.

With just over four months of the integration completed, the full realization of the transaction goal is getting closer and closer. We have made solid advances in forging an experienced team and integrating the two companies’ operations.

With that, I would like to make a few comments about the current market trends.

IRI trends — as most of you are aware, IRI data describes market activity in the grocery channel, our largest channel of distribution. While the data is useful, it does not describe our total business, because of our significant sales in non-grocery channels. With that being said, the IRI grocery channel continued to be soft versus last year in the third quarter, with total package ice cream unit sales down in low single digits.

For Dreyer’s, our premium unit sales were, of course, very soft through the summer, with unit sales down in low single digits for the June, July and August months — as our business was in major transition and the competition, which of course was not constrained, was quite intense. However, since September, Dreyer’s has had substantial traction on turning this around, with unit sales of our core premium brands up in low single digits in September and in low double digits in October, with that trend continuing through today.

On the super-premium side, Haagen-Dazs is roughly flat year to date compared to last year, with some stabilization since the end of the summer, while the Starbucks brand has had continuous strong unit sales growth, up in low double digits, for the most recent three months ending with October.

Our internal sales data, of course, reflects sales to all channels, not just the grocery channel that is tracked by IRI. Year to date, through the end of the summer, volume of the ongoing portfolio of

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Dreyer’s products was roughly flat compared to last year. For the same period, the NICC portfolio of products was down in low double digits. Since the beginning of September, though, through October, we have had a significant rebound, with strengthening sales over the same period last year. The Dreyer’s portfolio has grown 2 percent over that period, while the NICC portfolio in aggregate has also begun a turnaround. We are very encouraged by the pickup in sales of both Dreyer’s and Edy’s premium brands, which have grown 13 percent since the beginning of September, and particularly the Nestle Drumstick franchise, which represents the most important equity in the Nestle frozen snack portfolio, which has grown 4 percent over the same period.

In summary, we are on track in our integration effort, and we are very pleased with the results to date. The full realization of the significant synergy is getting closer, and the business trends of late are very encouraging.

At this point, I would like to open up for questions.

Operator – Michael Schechter, Mentor Partners

Michael Schechter, Mentor Partners – Good morning. Three quick questions. What is the pro forma operating, if you back out all these non-recurring items? And also, what is the appropriate operating income and net income, if you were to use the calculation for dividends under the merger agreement?

Alberto Romaneschi – Dreyer’s Grand Ice Cream Holdings – CFO –Yes, Mike. Your name was Michael Schechter; right?

Michael Schechter, Mentor Partners – Yes, sir.

Alberto Romaneschi – Dreyer’s Grand Ice Cream Holdings – CFO – Okay. Thank you very much for the question. I think you can find the information in the Q, and get to the conclusion you are trying to draw. We will present, in the 10-K, the exact calculation for the dividend of 2004, and at this point, we are not providing those numbers.

Michael Schechter, Mentor Partners – Isn’t that what is relevant to the callable puttable common holders at this point?

Scott Webster – Dreyer’s Grand Ice Cream Holdings – Assistant Treasurer – The test is expressed as a full-year test, and we’ll present the full-year 2003 figures in the 10-K at the end of the year. And that’s what’s going to determine the 2004 levels.

Michael Schechter, Mentor Partners – Other than the non-recurring items which are broken out in the income statement, is there anything buried in the SG&A numbers or cost of goods numbers like the accelerated depreciation, which are not broken out?

Scott Webster – Dreyer’s Grand Ice Cream Holdings – Assistant Treasurer – Yes. There are some numbers that you can’t see in the 10-Q that are within the operating expense figures.

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Michael Schechter, Mentor Partners – Is it possible to tell us what that is, so we can do our calculations?

Scott Webster – Dreyer’s Grand Ice Cream Holdings – Assistant Treasurer – No. We are not going to break out anything that’s beyond what’s presented in the Q.

Operator – Ben Past , Gemco Capital

Ben Past , Gemco Capital – Just a question regarding an agreement that you guys have, a right of first refusal on an asset called Silhouette Brands. What is your intention for that asset, and how does that mechanism strike and come into place for that right of first refusal to have to be exercised?

Alberto Romaneschi – Dreyer’s Grand Ice Cream Holdings – CFO – We don’t comment on this topic.

Ben Past , Gemco Capital – Could you comment on the mechanism that needs to occur for this, actually, the right of first refusal, to have to be exercised, and you guys ultimately to have to make a decision?

Alberto Romaneschi – Dreyer’s Grand Ice Cream Holdings – CFO – No, we don’t comment.

Operator – Matthew Mark, Jet Capital

Matthew Mark, Jet Capital – Scott, just a comment. The security that is publicly traded was created as a result of a transaction that did a lot of good for a lot of people, but it nevertheless remains outstanding. The single most important piece of information, from the standpoint of the investor and the share price, I would argue, going forward, is the level of dividends. And I would just encourage you guys to reconsider the policy of not disclosing information that’s going to let us make a reasonable evaluation of what the dividend performance of the Company is likely to be, on the basis of its financial performance going forward. It certainly is material; it’s much more than material. It’s the most important thing, going forward. So from the standpoint of the share price, I just don’t think it’s right not to give us enough disclosure that lets us take a fair look at that.

Alberto Romaneschi – Dreyer’s Grand Ice Cream Holdings – CFO – Thank you for the comment.

Operator – Jason Garret, Prudential Capital

Jason Garret, Prudential Capital – You gave some good information on the year-to-date trends for the Dreyer’s and the NICC brands. You also gave some combined trends for what you are seeing beyond September. But can you kind of, I guess, give us a little more clarity on what happens during the third quarter?

Alberto Romaneschi – Dreyer’s Grand Ice Cream Holdings – CFO – In this quarter, we were really focusing on the integration of the business and, as I said, we were very encouraged by the developing trends. And I think we are on track to be successful.

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Jason Garret, Prudential Capital – Right. But you have year-to-date numbers. Do you have the third-quarter numbers accessible, in terms of the novelty business, premium, super-premium, just so we can get a better picture of what resulted during the third quarter?

Alberto Romaneschi – Dreyer’s Grand Ice Cream Holdings – CFO – Jason, what is available is really in the Q, and we are not going to elaborate much more beyond that, except for what is in the press release.

Operator – Gentlemen, at this time, I have no further questions. Please continue with your presentation or closing remarks.

Alberto Romaneschi – Dreyer’s Grand Ice Cream Holdings – CFO – Thank you very much for everybody to be online, and looking forward to the next conference call.

Operator – Ladies and gentlemen, we thank you very much for your participation. This concludes today’s presentation, and we ask that you please disconnect your lines.